This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes in any country or jurisdiction where such an offer would not be permitted.

Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index
•
The Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index, due September 3, 2026 (the “Notes”) priced on August 29, 2025 and will issue on September 4, 2025.

•	Approximate 12 month term if not called prior to maturity.
•	Payments on the Notes will depend on the individual performance of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index (each an “Underlying”).
•	A fixed coupon rate of 8.65% per annum (0.7209% per month) payable monthly, assuming the Notes have not been called.
•	Beginning on March 5, 2026, callable monthly at our option for an amount equal to the principal amount plus the Fixed Coupon Payment.
•
Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 30% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive the final Fixed Coupon Payment regardless of the performance of the Least Performing Underlying.

•
All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711JBU2.
The initial estimated value of the Notes as of the pricing date is $992.60 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-30 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$2.50	$997.50
Total	$378,000.00	$945.00	$377,055.00
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes.

(2)
The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $2.50, resulting in proceeds, before expenses, to BofA Finance of as low as $997.50 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:
Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 12 months, unless previously called.
Underlyings:	The Nasdaq-100® Index (Bloomberg symbol: “NDX”), the Market Guard Top 100 Index (Bloomberg symbol: “MGX100”) and the S&P 500® Index (Bloomberg symbol: “SPX”), each a price return index.
Pricing Date:	August 29, 2025
Issue Date:	September 4, 2025
Valuation Date:	August 31, 2026, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Maturity Date:	September 3, 2026
Starting Value:	NDX: 23,415.42 MGX100: 10,347.92 SPX: 6,460.26
Ending Value:	With respect to each Underlying, its closing level on the Valuation Date.
Threshold Value:
NDX: 16,390.79, which is 70% of its Starting Value (rounded to two decimal places).
MGX100: 7,243.54, which is 70% of its Starting Value (rounded to two decimal places).
SPX: 4,522.18, which is 70% of its Starting Value (rounded to two decimal places).

Fixed Coupon Payment:
Provided that the Notes have not been previously called, we will pay a monthly Fixed Coupon Payment of $7.209 per $1,000.00 in principal amount of Notes (equal to a rate of 0.7209% per month or 8.65% per annum) on the applicable Fixed Payment Date (including the Maturity Date).

Optional Early Redemption:
On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Early Redemption Amount:	For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Fixed Coupon Payment.
Redemption Amount:
If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:
b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:
In this case, the Redemption Amount (excluding the final Fixed Coupon Payment) will be less than 70.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-2

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

The Redemption Amount will also include the final Fixed Coupon Payment regardless of the performance of the Least Performing Underlying.
Fixed Payment Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-5. Each Call Payment Date is also a Fixed Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711JBU2
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. The final Fixed Coupon Payment will be prorated by the calculation agent to reflect the length of the final fixed payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-3

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Fixed Payment Dates and Call Payment Dates
Fixed Payment Dates
October 2, 2025
November 3, 2025
December 4, 2025
January 2, 2026
February 3, 2026
March 5, 2026
April 2, 2026
May 4, 2026
June 3, 2026
July 2, 2026
August 3, 2026
September 3, 2026 (the “Maturity Date”)
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-4

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Call Payment Dates
March 5, 2026
April 2, 2026
May 4, 2026
June 3, 2026
July 2, 2026
August 3, 2026
Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-8), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.
The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-30.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-5

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Redemption Amount Determination
Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?
Yes
No
You will receive: $1,000.00
You will receive:
$1,000.00 + ($1,000.00 × Underlying Return of the Least Performing Underlying)
In this case, the Redemption Amount (excluding the final Fixed Coupon Payment) will be less than 70.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.
The Redemption Amount will also include the final Fixed Coupon Payment regardless of the performance of the Least Performing Underlying.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-6

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Hypothetical Payout Profile and Examples of Payments at Maturity
Fixed Income Issuer Callable Yield Notes Table
The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Threshold Value of 70 for the Least Performing Underlying, the Fixed Coupon Payment of $7.209 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Threshold Values and Ending Values of the Underlyings, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.
For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including the final Fixed Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,007.209	0.7209%
150.00	50.00%	$1,007.209	0.7209%
140.00	40.00%	$1,007.209	0.7209%
130.00	30.00%	$1,007.209	0.7209%
120.00	20.00%	$1,007.209	0.7209%
110.00	10.00%	$1,007.209	0.7209%
105.00	5.00%	$1,007.209	0.7209%
102.00	2.00%	$1,007.209	0.7209%
100.00(2)	0.00%	$1,007.209	0.7209%
90.00	-10.00%	$1,007.209	0.7209%
80.00	-20.00%	$1,007.209	0.7209%
70.00(3)	-30.00%	$1,007.209	0.7209%
69.99	-30.01%	$707.109	-29.2891%
60.00	-40.00%	$607.209	-39.2791%
50.00	-50.00%	$507.209	-49.2791%
0.00	-100.00%	$7.209	-99.2791%
(1)	The “Return on the Notes” is calculated based on the Redemption Amount and final Fixed Coupon Payment, not including any Fixed Coupon Payments paid prior to maturity.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(3)	This is the hypothetical Threshold Value of the Least Performing Underlying.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-7

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-35 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•
Your return on the Notes is limited to the return represented by the Fixed Coupon Payments over the term of the Notes. Your return on the Notes is limited to the Fixed Coupon Payments paid over the term of the Notes, regardless of the extent to which the Ending Value of any Underlying exceeds its Starting Value. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the Fixed Coupon Payment, regardless of the extent to which the Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

•
The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Fixed Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Fixed Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between six and twelve months.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Fixed Coupon Payment may be less than the yield on a conventional debt security of comparable maturity.

•
The Redemption Amount will not reflect changes in the levels of the Underlyings other than on the Valuation Date. The levels of the Underlyings during the term of the Notes other than on the Valuation Date will not affect the Redemption Amount. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will calculate the Redemption Amount by comparing only the Threshold Value to the Ending Value for each Underlying. No other levels of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the level of each Underlying was always above its Threshold Value prior to the Valuation Date.

•
Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Ending Value of one Underlying is greater than or equal to its Threshold Value. Your Notes are linked to the least performing of the Underlyings, and a change in the level of one Underlying may not correlate with changes in the levels of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the level of one Underlying could be offset to some extent by the appreciation in the levels of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the level of one Underlying would not be offset by any appreciation in the levels of the other Underlyings. Even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-8

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
•
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying Stock, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the Underlyings, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other instruments whose value is derived from the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the levels of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have affected the levels of the Underlyings. Consequently, the levels of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the levels of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-9

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.
•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
•
The Notes are subject to risks associated with foreign securities markets. The NDX includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NDX may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•
The MGX100 has a limited operating history. The MGX100 was launched on April 22, 2025. Because the MGX100 has no live closing level history prior to that date, limited live historical closing level information will be available for you to consider in making an independent investigation of the MGX100’s performance, which may make it difficult for you to make an informed decision with respect to your Notes. As a result, the return on your Notes may involve greater risk than those that are linked to an index with a more established record of performance.

•
Hypothetical back-tested data relating to the MGX100 does not represent actual historical data and is subject to inherent limitations. The hypothetical back-tested performance of the MGX100 set forth under “The Underlyings—The Market Guard Top 100 Index— Historical Performance of the MGX100” is purely theoretical, does not represent the actual historical performance of the MGX100 and has not been verified by us or any of our affiliates, including BofAS. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “The Underlyings—The Market Guard Top 100 Index— Historical Performance of the MGX100”. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

•
The MGX100 may not outperform the MerQube US Large Mid Cap Price Return Index (its “Parent Index”). The MGX100 uses an algorithm which was developed by and is proprietary to Market Guard, which assigns scores to constituents in its Parent Index in an attempt to identify constituents with the highest potential for outperformance relative to the constituents in its Parent Index. However, there is no assurance that the use of the proprietary algorithm / scoring system will actually identify constituents with high potential or actual outperformance relative to the constituents in the Parent Index. No assurance can be given that this investment strategy will be successful or that the MGX100 will outperform its Parent Index.

•
The investment strategy represented by the MGX100 may not be successful, and the Notes may not be an appropriate investment for all investors seeking exposure to companies with the highest potential for outperformance relative to its Parent Index. The MGX100 uses a proprietary algorithm which assigns scores to constituents in its Parent Index in an attempt to identify constituents with the highest potential for outperformance relative to the constituents in its Parent Index. The proprietary algorithm/scoring system employs a set of more than 10 key indicators. These key indicators were selected through a preliminary analysis of over 100 fundamental and market metrics and were chosen for their perceived predictive strength. The key indicators are used to evaluate each stock within the Parent Index for potential inclusion in the MGX100. However, there is no assurance that the proprietary algorithm/scoring system will actually be effective in identifying constituents from the Parent Index with high potential for outperformance relative to the constituents in the Parent Index. There is no assurance that the MGX100 will outperform any other index or strategy that tracks its Parent Index or its constituent stocks selected using other criteria. The MGX100 may include constituents that differ significantly from those of alternative strategies with similar objectives, and may underperform such alternative strategies (and any other strategies), perhaps significantly. Accordingly, the investment strategy represented by the MGX100 may not be successful. Furthermore, the MGX100’s investment strategy or criteria for following such investment strategy may change subsequent to your purchase of the Notes, and MerQube has no obligation to consider your interests in making any such changes. Before investing in the Notes, you should undertake independent investigation of the MGX100 to ensure you understand its investment strategy and criteria for following such investment

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-10

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

strategy and understand that such strategy and criteria are subject to change. There is no assurance that the MGX100 will achieve any positive returns over any period.
•
Notwithstanding that the title of the MGX100 includes the phrase “Top 100,” the MGX100 may underperform its Parent Index and there is no guarantee that the MGX100 will actually identify the top 100 performing stocks from its Parent Index. Although the title of the MGX100 includes the phrase “Top 100,” the MGX100 may decrease significantly more or increase significantly less than its Parent Index, and the Notes are not necessarily less risky than, and will not necessarily have better returns than, Notes linked to the Parent Index. The MGX100 attempts to identify stocks with the highest potential for outperformance relative to the constituents of its Parent Index based on a proprietary algorithm/scoring system. However, there is no guarantee that the stocks selected for inclusion in the MGX100 will actually outperform relative to the constituents of its Parent Index or that the MGX100 will outperform its Parent Index.

•
As compared to other index administrators, MerQube retains significant control and discretionary decision-making over the MGX100, which may have an adverse effect on the level of the MGX100 and on your Notes. Pursuant to the MGX100’s methodology, MerQube retains the right, from time to time, to exercise discretion in determining whether a market disruption event or index adjustment event has occurred with respect to the MGX100 and whether such market disruption event or index adjustment event affects the MGX100. If MerQube determines that a market disruption event and/or an index adjustment event has occurred and has affected the MGX100, MerQube retains discretion to take a number of actions with respect to the MGX100, such as deferring or suspending publication of the level of the MGX100 or making adjustments to the level of the MGX100 or the MGX100 methodology. See “The Underlyings—The Market Guard Top 100 Index—Market Disruption Events” and “The Underlyings—The Market Guard Top 100 Index—Index Adjustment Events” below. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by MerQube in a manner that materially and adversely affects the level of the MGX100 and therefore the value of and/or payments on the Notes. MerQube is not obligated to, and will not, take account of your interests in exercising the discretion described above.

•
The publisher or the sponsor of an Underlying may adjust that Underlying in a way that affects its levels, and the publisher or the sponsor has no obligation to consider your interests. The publisher or the sponsor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
•
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities substantially similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as consisting of a put option and a deposit, as more fully described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-11

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the NDX, the sponsor of the MGX100 and the sponsor of the SPX (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The Nasdaq-100® Index
The NDX is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on The Nasdaq Stock Market ("NASDAQ") based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.
The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.
Underlying Stock Eligibility Criteria
NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:
•
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:
•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-12

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Computation of the NDX
The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:
The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.
NDX Maintenance
Changes to NDX Constituents
Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.
Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.
Quarterly NDX Rebalancing
The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-13

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Adjustments for Corporate Actions
Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
Historical Performance of the NDX
The following graph sets forth the daily historical performance of the NDX in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NDX was 23,415.42.
This historical data on the NDX is not necessarily indicative of the future performance of the NDX or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the NDX during any period set forth above is not an indication that the closing level of the NDX is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the NDX.
License Agreement
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc., with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the owners of the Notes or any member of the public
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Licensee”) is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, and NDX registered trademarks, and certain trade names of the Corporations or their licensor and the use of the NDX which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the Notes. Nasdaq, Inc. has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-15

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

The Market Guard Top 100 Index
The Market Guard Top 100 Index (“MGX100”) is a stock-ranking index that utilizes a proprietary numerical scoring system to evaluate equities within a universe of U.S. stocks. MerQube UK Limited serves as the index administrator for the MGX100, and MerQube Inc., MerQube UK Limited and their respective subsidiaries and affiliates (collectively, “MerQube”) serve as the calculation agent for the MGX100. Market Guard, LLC (“Market Guard”) serves as the index sponsor for the MGX100. The MGX100 has a launch date of April 22, 2025, with a base value of 1,000 as of its base date, November 29, 2001.
Index Construction
Eligibility Criteria
The MGX100 selects 100 stocks from the MerQube US Large Mid Cap Price Return Index (the “Parent Index”), which represents the 1,000 largest U.S.-listed equities by market capitalization. Only stocks that are part of the latest annual reconstitution of the Parent Index are considered eligible for selection within the MGX100 and are selected on the basis of market capitalization and scoring, as further described below.
A filter is applied over the Parent Index to exclude secondary share classes. If a company has multiple share classes listed within the Parent Index, only the most liquid share class will be retained. Liquidity for each share class is determined based on the highest 90-day average trading volume.
Scoring
Each constituent in the Parent Index (after applying the filter described above) is assigned a score based on a proprietary numerical scoring system. This scoring system employs a set of more than 10 key indicators. These key indicators were selected through a preliminary analysis of over 100 fundamental and market metrics and were chosen for their perceived predictive strength. The key indicators are used to evaluate each stock within the Parent Index. If data for any metric required to evaluate a key indicator for any stock is unavailable, such stock will be excluded from potential inclusion in the MGX100. Certain key indicators are assessed for each constituent in the Parent Index on an absolute basis (that is, assessed on a stand-alone basis without comparison to other benchmarks), while other key indicators are evaluated relative to peers. Each of the key indicators corresponds to one of four core pillars: (1) momentum; (2) valuation; (3) quality; and (4) credit. A score is calculated for each constituent in the Parent Index (after applying the filter described above) by blending these key indicators using a proprietary algorithm developed by Market Guard. The goal of the proprietary algorithm is to identify securities with a high likelihood of outperformance relative to the constituents in the Parent Index.
Constituent Selection
Securities are included in the MGX100 (the “Index Constituents”) according to the following steps (the “Selection Criteria”):
1.	Investment Universe: the constituents of the Parent Index are used as the basis for selecting the potential Index Constituents of the MGX100.
2.
Dual Class Screening: In the event a company has multiple share classes in the Parent Index, a filter is applied in order to exclude secondary share classes. In this case only the share class with the highest average traded volume over the last 3 months will be kept.

3.	All key indicators / metrics (as described under “—Eligibility Criteria—Scoring” above) are calculated for every remaining stock in the Parent Index after step 2 is completed.
4.	A percentile score will be calculated for every key indicator / metric for every remaining stock in the Parent Index.
5.
The total score for each remaining stock in the Parent Index will be calculated by multiplying each percentile score for each key indicator / metric with the weighting assigned to such key indicator / metric. The stocks in the Parent Index are then ranked from highest to lowest score.

a)
First, the 10 stocks from the Parent Index with the highest Full Market Capitalization are chosen as Index Constituents. “Full Market Capitalization” for each stock in the Parent Index means the number of shares outstanding of such stock multiplied by its closing price. For the avoidance of doubt, the dual class screening described above is applied prior to selecting the 10 stocks with the highest Full Market Capitalization.

b)
Second, the 80 stocks with the highest score (according to total score) are chosen as Index Constituents. In the event that two stocks are at rank 80 and have the same total score, the stock with the higher free float market capitalization shall be chosen as an Index Constituent.

c)
Third, up to 10 current Index Constituents are selected to remain as Index Constituents provided that such current Index Constituents are ranked within the top 100 according to total score. Current Index Constituents will be selected pursuant to this step from highest total score to lowest total score, subject to a cap of 10 selections pursuant to this step.

d)
If step 5(c) above does not account for 10 Index Constituents, the remaining Index Constituents required to get to a total of 100 Index Constituents will be selected from the Parent Index by selecting stocks that are not currently an Index Constituent and are ranked from 80 to 90 according to total score.

Index Calculation
The “Index Level” is calculated for the MGX100 at the end of each Business Day, subject to Market Disruption Events and Index Adjustment Events as described under “—Market Disruption Events” and “—Index Adjustment Events” below. A “Business Day” means a day when the New York Stock Exchange (“NYSE”) is scheduled to open for its regular trading session. The Index Level on any Business Day is calculated in accordance with the following, published to two decimal places:
(i)	The initial Index Level was set to 1,000 on November 29, 2001;
(ii)	On each subsequent Business Day t, the Index Level is calculated using the following formula:
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Indext	means the Index Level on Business Day t.
P , i,t	means the official closing price of Index Constituent i on its relevant exchange in respect of Business Day t.
n	means the number of Index Constituents in the MGX100 on Business Day t.
ISi,t ,
means the number of shares (the “Index Shares”) in respect of Index Constituent i on Business Day t. The number of Index Shares in respect of an Index Constituent may be fractional. The number of Index Shares in respect of an Index Constituent i on Business Day t will equal:
(1)
If the Business Day immediately preceding Business Day t is a Rebalancing Day (as defined in “Index Maintenance – Rebalancing” below), the quotient of (a) the product of (i) the Index Level on such Rebalancing Day; (ii) the weight of Index Constituent i, expressed as a percentage, and calculated after the close of the Selection Day (as defined in “Index Maintenance – Rebalancing” below) immediately prior to such Rebalancing Day and (iii) the Index Divisor (as defined in “Index Maintenance – Rebalancing” below) in respect of such Rebalancing Day; divided by (b) the official closing price of Index Constituent i on its relevant exchange in respect of the Rebalancing Day immediately preceding Business Day t.
(2)
If the Business Day immediately preceding Business Day t is not a Rebalancing Day, the product of (a) the number of Index Shares of Index Constituent i in respect of the Business Day immediately preceding Business Day t and (b) the Adjustment Factor of Index Constituent i to be implemented on Business Day t.
The “Adjustment Factor” for each Index Constituent will be 1, subject to adjustment for certain corporate actions related to such Index Constituent. See “—Corporate Actions” below.

Dt
means the Index Divisor on Business Day t, which is calculated as the product of (a) the Index Divisor in respect of the Business Day immediately preceding Business Day t and (b) the Index Divisor Adjustment Factor on Business Day t. When no corporate events have occurred resulting in a change in the Index Divisor, the “Index Divisor Adjustment Factor” will be set to 1. The “Index Divisor” is an integer which, in the context of the calculation of the MGX100, serves as a link to the original base period level of the MGX100. The index divisor keeps the MGX100 comparable over time and serves as a manipulation point for adjustments to the MGX100. See “Corporate Actions” below.

Index Maintenance
Rebalancing
The Selection Criteria described under “Index Construction—Constituent Selection” above are applied quarterly after the close of the last Business Day in February, May, August and November (each a “Selection Day” and, collectively, “Selection Days”). Data used for purposes of evaluating the Selection Criteria is as of the close of business on the applicable Selection Day. The MGX100 is rebalanced on the 5th Business Day after each Selection Day (each, a “Rebalancing Day”). If a scheduled Rebalancing Day is not a Business Day, the MGX100 will rebalance at the close of the Business Day prior to such Rebalancing Day.
Weighting
The Index Constituents are weighted according to Float Market Capitalization. For each Index Constituent the “Float Market Capitalization” is the Full Market Capitalization of such Index Constituent multiplied by its Float Factor. The “Float Factor” for an Index Constituent represents the percentage of shares outstanding that are available for trading in the market. MerQube sources the Float Factors for each Index Constituent from FactSet Research Systems Inc. Each Index Constituent is assigned a weight according to its Float Market Capitalization, subject to a maximum weight cap of 3% and a minimum weight cap of 0.5%. Any excess weight after application of the maximum weighting cap is distributed proportionally among the remaining Index Constituents. Conversely, in the case of an Index Constituent where the weighting is increased so as to reach the minimum weighting cap, such increased weighting is taken proportionally from the remaining Index Constituents.
Market Disruption Events
A “Market Disruption Event” means the occurrence of one or more of the following events if, in the discretion of MerQube, such event is material with respect to the MGX100, as applicable:
●	MerQube observes on any Business Day that there has been a declaration of a general moratorium in respect of banking activities in any relevant jurisdiction.
●
the occurrence of an event that makes it impossible or not reasonably practicable on any Business Day for MerQube to obtain the value of any Index Constituent, or any other price or necessary information for purposes of calculating the Index Level in a manner acceptable to MerQube;

●
the administrator of an Index Constituent fails to announce or publish the price of such Index Constituent on a Business Day on which the price of such Index Constituent was scheduled to be announced or published;

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●	the occurrence or existence of a lack of, or material decline in, the liquidity in the market for trading of any underlying of an Index Constituent on any Business Day;
●	a force majeure event;
●
any event that disrupts or impairs (as determined by MerQube acting in a reasonable manner) the ability of market participants in general to establish, maintain or unwind transactions in, or obtain market values for, futures, forwards, options, swaps or other over-the-counter derivative transactions indirectly included in and/or that may be used for hedging any Index Constituent;

●
a suspension, disruption, absence or material limitation imposed on trading by the relevant exchanges (or related exchanges(s)) or observed in any related over-the-counter market(s) or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant or related exchange(s) or otherwise in the futures, forwards, options, swaps or other over-the-counter derivative transactions indirectly included in and/or that may be used for hedging the MGX100;

●	the occurrence or existence of a lack of, or material decline in, the liquidity in the market for trading of any Index Constituent; or
●	any suspension of, or limitation imposed on, trading any Index constituent, or any tradable instrument, including forwards or options, in respect of an Index Constituent;
●	the occurrence or existence of, in respect of any Index Constituent, an early closure event; and/or
●
a closure of the money markets denominated in the relevant currency, or any other relevant currency as determined by MerQube other than for ordinary public holidays, or a restriction or suspension in trading in these markets that materially impacts any determination relevant to the construction or calculation of the MGX100 and the Index Level.

If, on any Business Day, a Market Disruption Event occurs or is occurring that MerQube determines, in its sole discretion, materially affects the MGX100, MerQube may, but is not limited to:
●
if the administrator of the disrupted Index Constituent publishes a closing price for the disrupted Business Day, to use such closing price to calculate and publish the Index Level for the disrupted Business Day;

●	defer or suspend the calculation and publication of the Index Level and any other information relating to the MGX100 until the next Business Day on which such Market Disruption Event has ceased;
●
make such determinations and/or adjustments in relation to (a) the methodology used to calculate the MGX100 as MerQube considers necessary in order to maintain the objectives of the MGX100, or (b) the Index Level of the MGX100 as MerQube considers appropriate in order to preserve the underlying objectives of the MGX100, including but not limited to calculating a substitute level for the MGX100 based on but not restricted to the last published price, level or value of any disrupted Index Constituent and such price, level or value may be zero, where, in the reasonable view of MerQube, this would give an objective and accurate determination;

●	make any adjustment or determination as it sees fit to the terms of the methodology or an Index Level in order to take into account the Market Disruption Event;
●
discontinue supporting the MGX100 or terminate the calculation of the Index Level and the publication of the Index Level for the MGX100 if MerQube determines that the foregoing measures would produce results that are not consistent with the objectives of the MGX100; and/or

●
if such Market Disruption Event persists for five consecutive Business Days immediately following the original Business Day on which such Market Disruption Event occurs, then MerQube shall determine what further actions it may reasonably take.

Index Adjustment Events
An “Index Adjustment Event” means be any of the following, as applicable:
■
a change shall have been made to any of the Index Constituents or there shall have occurred any other event that would make the calculation of the MGX100 impossible or infeasible, technically or otherwise, or that makes the MGX100 non-representative of market prices of the Index Constituents or undermines the objectives of the MGX100;

■
the price of an Index Constituent has been calculated by reference to data that, in the determination of MerQube, does not reflect the true market trading prices, values or levels of such Index Constituent and/or the related component contract;

■
the imposition or removal of or change in any tax (including without limitation, any excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax) on, or in relation to any Index Constituent or any component thereof, by any government or taxation authority, if the effect of such imposition, change or removal is to raise or lower the price, value or level at which such Index Constituent or any component thereof trades on the relevant exchange or in the relevant market on any relevant date from what it would have been without that imposition, change or removal; and/or

■
a change in law, such that (a) due to the adoption or announcement of any change in any applicable law or regulation (including, without limitation, any tax law or limitations on the repatriation of invested capital in the jurisdiction of the underlying), or (b) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), MerQube determines that the continued administration and distribution of the MGX100 is illegal or a materially different undertaking to administer

If, on any Business Day, an Index Adjustment Event occurs that MerQube determines affects the MGX100, MerQube may, but is not limited to:
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-18

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

■
make such determinations and/or adjustments as MerQube considers necessary in order to maintain the objectives of the MGX100, in relation to (a) the methodology used to calculate the MGX100 or (b) its Index Level;

■	select, in its sole, good faith discretion, a successor Index Constituent to replace the Index Constituent affected by the Index Adjustment Event;
■	defer or suspend publication of the Index Level and any other information relating to the MGX100 until it determines that no Index Adjustment Event is continuing; and/or
■
discontinue supporting the MGX100 or terminate the calculation of its Index Level, subject to MerQube’s index termination policies, if MerQube determines that the foregoing measures are not feasible or would produce results that are not consistent with the objectives of the MGX100.

Corporate Actions
In the periods between scheduled reconstitution and rebalancing, individual Index Constituents may be subject to a variety of corporate actions and events that require maintenance and adjustments to the MGX100 by MerQube.
Type of Corporate Action	Treatment
Mergers and Acquisitions
If MerQube is able to determine the surviving entity and:
●
An Index Constituent acquires a non-Index Constituent: No changes will be made to the weight of the Index Constituent.
●
A non-Index Constituent acquires an Index Constituent: The Index Constituent will be removed from the MGX100.
●
An Index Constituent acquires an Index Constituent: If a cash deal, the targeted Index Constituent will be removed from the MGX100 and its weight will be distributed pro-rata among the remaining Index Constituents. If a stock deal or a stock and cash deal, the targeted Index Constituent will be removed from the MGX100 and the shares of the acquiring Index Constituent will be increased based on the shares of the target Index Constituent and the terms of the deal. Any remaining weight of the target Index Constituent attributable to the cash portion of a cash and stock deal, or to the differences between the final market value of the target Index Constituent and its implied market value based on the terms of the deal in an all-stock deal, is distributed pro-rata to the remaining Index Constituents.
If MerQube is not able to determine the surviving entity and:
●
An Index Constituent merges with a non-Index Constituent: The shares held in the MGX100 representing the Index Constituent are converted to shares in the new entity based on the terms of the deal. If there is any remaining weight due to the cash terms of the deal, the remaining weight will be distributed pro rata to all remaining Index Constituents.
●
An Index Constituent merges with an Index Constituent: The shares held in the MGX100 representing each of the Index Constituents are converted to shares in the new entity based on the terms of the deal. If there is any remaining weight due to the cash terms of the deal, the remaining weight will be distributed pro rata to all remaining Index Constituents.

Bankruptcies and Suspensions
If an Index Constituent declares bankruptcy, the Index Constituent will be deleted from the MGX100 after the close of business two Business Days from the date of the announcement, when possible. The Index Constituent is removed at the closing price on that date. If the Index Constituent is delisted prior to that time it is removed from the MGX100 at the final traded price or at a price of zero.
For Index Constituents that are suspended, the last closing price prior to suspension is carried forward until the Index Constituent resumes trading. For the duration of the suspension corporate actions with an ex-date during the suspension are delayed until the suspension is lifted and are implemented on the day trading in the Index Constituent resumes. Index Constituents that become long-term suspensions may be dropped from the MGX100. Index Constituents that are removed due to suspension are removed from the MGX100 at a price of zero.

Spin-offs
When a spin-off occurs, the new company will be added to the MGX100 if the parent company is an Index Constituent. The spin-off company will be added to the MGX100 at a zero price and at a share amount equal to the shares of the parent company multiplied by the terms of the spin-off. The spin-off will either be removed after the first day of trading or remain in the MGX100 on an ongoing basis and will be treated as any other Index Constituent at the next rebalancing. This determination is made based on the qualitative eligibility criteria of the MGX100 and not the quantitative eligibility of the MGX100.

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-19

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Distribution of Existing Stock
If the distributed security is an Index Constituent, the shares of the Index Constituent will increase based on the number of shares of the company distributing these shares multiplied by the terms of the deal.
If the distributed security is not an Index Constituent, the treatment is like that of a spin-off. The distributed security is added to the MGX100 and will either be removed after the first day of trading or remain in the MGX100 on an ongoing basis and will be treated as any other constituent at the next rebalancing. As described in the section on spin-offs above, this determination is made based on the qualitative eligibility criteria of the MGX100 and not the quantitative eligibility of the MGX100.

Rights Issues
The number of Index Shares for the Index Constituent issuing the rights issue is equal to the old number of Index Shares multiplied by one plus the terms of the deal. The adjusted price for the Index Constituent is calculated as a weighted average of the price of the Index Constituent on the close before the ex-date and the offering price of the rights issue, where the weights applied to each price are determined by the terms of the deal
At the same time, since the market value of the MGX100 should not change due to the rights issue, the Index Shares of all the companies will be decreased on a pro rata basis such that the market value of the MGX100 on the close before the ex-date is same as the market value of the MGX100 after the inclusion of the rights issue.

Stock Splits, Stock Dividends, and Consolidations
●
Stock Split: Index Shares are increased based on the ratio of shares received in the split to shares held while the price decreases by the reciprocal of such ratio. The market capitalization of the Index Constituent remains unchanged.
●
Stock Dividends and Bonuses: Stock dividends and bonuses are treated in the MGX100 the same way as a stock split. Index Shares of the Index Constituent are increased, and the price of the Index Constituent is decreased based on the terms of the event. The market capitalization of the Index Constituent remains unchanged.
●
Consolidation: Index Shares are decreased based on the ratio of shares received in the consolidation to shares held while the price increases by the reciprocal of such ratio. The market capitalization of the Index Constituent remains unchanged.

Special Dividends	Special dividends are treated as adjustments to the closing price of the Index Constituent.
Returns of Capital
Returns of capital are treated as adjustments to the closing price of the Index Constituent. Due to the decrease in price, the weight of the Index Constituent issuing the return of capital decreases, with the relative weights of all remaining Index Constituents increasing on a pro rata basis.

Index Governance
The MGX100 is overseen by an index committee. The index committee will review the MGX100 methodology at least once in each twelve-month period, make changes as necessary and administer any consultations for any potential material methodology changes. In the case of any scenario occurring which is not explicitly covered in the methodology, the index committee will use its discretion to determine the action to be taken. Any such determination will be announced in advance.
Recalculation
MerQube endeavors to calculate and maintain the MGX100 with accuracy. However, errors may happen in which case MerQube shall follow its index recalculation policy. MerQube utilizes a blockchain technology to maintain an audit trail of all its index calculations. This includes any restated values. In the case of a restated value, MerQube will maintain a record of all the underlying data that was used for the original calculated value as well as the final, restated value. MerQube will also maintain a record of the error itself, the investigation that was performed and the final determination made by the index committee. MerQube will maintain all such records for a minimum of five years. Any recalculation of the MGX100 will be announced by MerQube as soon as possible. The announcement will include a description of the error, the recalculation treatment, and the effective date of any changes.
Change in Methodology
MerQube shall apply the methodology described above for the calculation of the MGX100. However, external circumstances, including, but not limited to, supervisory, legal, financial or tax reasons or the market environment, may require MerQube to change and adapt the MGX100 methodology. MerQube may also make changes to the terms and conditions of the MGX100 and the method applied to calculate the MGX100 in a way that it deems to be necessary and desirable to prevent obvious or demonstrable error or to remedy, correct or supplement incorrect provisions. MerQube is not obliged to provide information on any such modifications or changes. Despite the modifications and changes, MerQube will take the appropriate steps to ensure a calculation method is applied that is consistent with the method described above.
Index Termination
In accordance with MerQube’s index termination policy, it may decide to discontinue the calculation of the MGX100 for several reasons, including but not limited to:
●	lack of interest in the MGX100;
●	discontinuation of input data and no viable replacement data;
●	release of a new index that the index committee determines to have the same objective and a better design to meet that objective than the MGX100; and/or
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-20

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

●	discontinuation of licensing rights.
If the MGX100 is terminated, MerQube will announce the termination at least one month in advance, where possible. For example, the exception to the one-month minimum announcement time would result from a required data input being discontinued with less than one month notice, resulting in no possibility of the MGX100 being calculated in an ongoing manner from that point. MerQube will identify a potential replacement index for the discontinued index if such appropriate replacement index exists.
The Parent Index
The Parent Index is designed to track the performance of 1,000 of the largest companies listed on the New York Stock Exchange, the NASDAQ and the BZX Exchange (collectively, the “Exchanges”). The Parent Index is weighted according to each index constituent’s Full Market Capitalization. The Parent Index has a launch date of February 13, 2024, with a base value of 1,000 as of its base date, December 17, 1999.
Parent Index Construction
To be eligible for inclusion in the Parent Index, the following criteria must be met:
Domicile: Companies must be domiciled in the United States, as determined by MerQube. The domicile of a company is the country in which the primary listing of such company is listed and the country where such company is headquartered. For companies where these two criteria do not match, MerQube will utilize these and other factors to determine the proper domicile.
Security Type: Only common stocks and Real Estate Investment Trusts (REITs) are eligible.
Exchange Listing: Securities must have a primary market listed on one of the Exchanges.
Length of Listing: Potential new constituents must have traded for a minimum of 12 months prior to the Parent Index Selection Day (the last Parent Index Business Day of each February and August). “Parent Index Business Day” means a day on which the Exchanges are scheduled to open for trading for its regular trading session.
Size and Liquidity: On the Parent Index Selection Day or Parent Index Review Day (the last Parent Index Business Day of each May and November), as applicable, constituents must satisfy the below minimum criteria:
I.	a minimum average daily trading volume of 10,000 over the last 12 months.
II.
a minimum liquidity ratio of 0.2 for potential new constituents, or 0.1 for existing constituents. The liquidity ratio will be calculated as the 12-month Total Value Traded per security divided by its Float Market Capitalization. The 12-month Total Value Traded will equal the product of the official closing price of such constituent and the total number of shares traded for each trading day of such company over the twelve-month period ending on the Parent Index Selection Day. For a company with less than twelve months of trading history, the full period from the first day of trading of such company is used.

III.	a minimum Float Factor of 0.15 for potential constituents, or 0.1 for existing constituents.
Multiple Share Classes: Potential new constituents must show positive earnings per share reported for the most recent quarter as well as positive earnings in aggregate for the most recent last twelve months. If a company has multiple share classes the eligibility of each share class is determined based on the rules above as well as the following:
For New Constituents:
On the Parent Index Selection Day or Parent Index Review Day, as applicable, the Full Market Capitalization of a given share class must represent a minimum of 10% of the total Float Market Capitalization of all otherwise eligible securities of the company.
For Existing Constituents:
On the Parent Index Selection Day or Parent Index Review Day, as applicable, the Full Market Capitalization of a given share class must represent a minimum of 5% of the total Float Market Capitalization of all otherwise eligible securities of the company.
Parent Index Calculation
The Parent Index Level is calculated at the close of each Parent Index Business Day. The Parent Index Level as of any Parent Index Business Day will equal the sum of the product for each security included in the Parent Index (each a “Parent Index Constituent”) of (1) the number of Parent Index Shares (calculated as described below) of such Parent Index Constituent on that Parent Index Business Day and (2) official closing price of such Parent Index Constituent on its relevant Exchange on that Parent Index Business Day.
The number of Parent Index Shares for a Parent Index Constituent on a Parent Index Business Day, is calculated as follows:
●
If the immediately preceding Parent Index Business Day is also a Parent Index Rebalancing Day (as defined below), Parent Index Shares will be the product of (1) the Parent Index Level on such Parent Index Rebalancing Day and (2) the weight of the Parent Index Constituent, expressed as a percentage, and calculated after the close of the applicable Parent Index Selection Day or Parent Index Review Day, as determined based on the weighting rules, divided by the official closing price of the Parent Index Constituent on its relevant Exchange in respect of the Parent Index Rebalancing Day.

●
Otherwise, the Parent Index Shares will be the product of (1) the number of Parent Index Shares of such Parent Index Constituent in respect of the immediately preceding Parent Index Business Day and (2) the adjustment factor of the Parent Index Constituent to be implemented on the Parent Index Business Day. When no event resulting in a change in the Parent Index Constituent occurs, the adjustment factor for such Parent Index Constituent will be 1.

FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-21

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

The “Parent Index Rebalancing Days” will be the close of the third Friday of March, June, September and December that is a Parent Index Business Day, or in case of holidays on such day, the prior Parent Index Business Day. The number of Parent Index Shares for a Parent Index Constituent are kept constant between Parent Index Rebalancing Days, except as they may be adjusted for certain corporate actions.
Parent Index Rebalancing
The Parent Index undergoes a full rebalancing twice a year on the Parent Index Rebalancing Day following each Parent Index Selection Day. The Parent Index Constituents are selected on each Parent Index Selection Day and the rebalancing takes place on the following Parent Index Rebalancing Day. The selection is based on the following rules:
■
All eligible securities are sorted by their Full Market Capitalization as of the Parent Index Selection Day, whereas for securities that represent share classes of the same company, the combined company Full Market Capitalization will be used. From this list, the 900 largest companies are chosen as Parent Index Constituents.

■
In the next step the next largest companies from rank 901 through 1,100 are considered for inclusion. Current constituents of the Parent Index are chosen in order of ascending rank until 100 companies have been chosen. If there are less than 100 companies that are current constituents of the Parent Index with a rank between 901 through 1,100, then the companies that are not current constituents of the Parent Index are chosen in order of ascending rank until the total number of companies chosen equals 1,000.

Additionally, the Parent Index is reviewed twice a year on the Parent Index Review Days. The Parent Index Constituents are reviewed on each Parent Index Review Day and the rebalancing takes place on the following Parent Index Rebalancing Day. The review is based on the following rules:
■	On the Parent Index Review Day the number of Parent Index Constituents will be counted, and if exactly 1,000 companies are included, then no further action is performed.
■
If the Parent Index consists of more than 1,000 companies, then all companies are ranked according to their total market capitalization on the Parent Index Review Day and the smallest companies are excluded until 1,000 companies remain in the Parent Index.

■
If less than 1,000 companies are included in the Parent Index, then all eligible companies are sorted by their Full Market Capitalization as of the Parent Index Review Day and the largest eligible companies are added to the Parent Index in order of Full Market Capitalization until the total number of companies chosen equals 1,000.

■	For all companies in the Parent Index, all eligible securities of that company, based on the eligibility criteria, will be included in the Parent Index.
Parent Index Constituent Weighing
On each Parent Index Selection Day and Parent Index Review Day, the Parent Index is weighted in proportion to the Float Market Capitalization of the companies selected.
For the avoidance of doubt, if more securities of one company are included in the Parent Index, the weight portion previously determined by the Float Market Capitalization is then split up by the Float Market Capitalization of the respective security.
The relevant Parent Index Shares, determined using the weights as of the applicable Parent Index Selection Day or Parent Index Review Day, are implemented as of close on the Parent Index Rebalancing Day.
Parent Index Governance
The Parent Index is overseen by an index committee made up of MerQube staff and is chaired by the Vice President of Research and Governance (the “Parent Index Committee”). The Parent Index Committee will meet at a minimum on a semi-annual basis, as well as when any scenarios that require a Parent Index Committee decision arise.
In the case of any scenario occurring which is not explicitly covered in this methodology, the Parent Index Committee will use its discretion to determine the action to be taken. Any such determination will be announced to the index stakeholders as soon as practical.
The Parent Index Committee will review the effect of corporate actions on the Parent Index and the results of index rebalances to ensure that current rules are best suited to meet the objective of the Parent Index. The Parent Index Committee will review the Parent Index methodology at least once in each twelve-month period, make changes as necessary and administer any consultations for any potential material methodology changes.
Parent Index Termination
The calculation of the Parent Index may be discontinued using the same criteria as used for the MGX100. See “—Index Termination” above, with references to “the MGX100” read as references to “the Parent Index”.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-22

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Historical Performance of the MGX100
The following graph sets forth the hypothetical back-tested performance of the MGX100 in the period from January 2, 2020 through the pricing date. We obtained this data from Bloomberg L.P. The MGX100 has only been published since April 2025. The hypothetical back-tested performance of the MGX100 set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the MGX100 since its publication in April 2025. However, the hypothetical back-tested MGX100 data only reflects the application of that methodology in hindsight, since the MGX100 was not actually calculated and posted on Bloomberg L.P. prior to April 2025. The hypothetical back-tested MGX100 data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the commodities and other markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested MGX100 data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual MGX100 performance would have been had the MGX100 been in existence or in forecasting future MGX100 performance. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg L.P. The hypothetical and actual historical performance of the MGX100 is not necessarily an indication of its future performance. On the pricing date, the closing level of the MGX100 was 10,347.92.

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This historical data on the MGX100 is not necessarily indicative of the future performance of the MGX100 or what the value of the Notes may be. Any historical upward or downward trend in the level of the MGX100 during any period set forth above is not an indication that the level of the MGX100 is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the levels of the MGX100.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-23

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

License Agreement
Neither Market Guard, LLC nor any of its affiliates (collectively, “Market Guard”) is the issuer or producer of the Notes and Market Guard has no duties, responsibilities, or obligations to investors in the Notes.  The index underlying the Notes is a product of Market Guard and has been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates.  Such index is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each such source, a “Data Provider”).  The “Market Guard” name and logo are registered trademarks of Market Guard, LLC.  These trademarks have been licensed for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates in their capacity as the issuer of the Notes.  This Notes is not sponsored, endorsed, sold or promoted by Market Guard, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in securities generally or in Notes particularly, nor do they have any liability for any errors, omissions, or interruptions of the Input Data, the MGX100, or any associated data.  Neither Market Guard nor the Data Providers make any representation or warranty, express or implied, to the owners of the Notes or to any member of the public, of any kind, including regarding the ability of the MGX100 to track market performance or any asset class.  The MGX100 is determined, composed and calculated by Market Guard without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates or the Notes.  Market Guard and Data Providers have no obligation to take the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates or the owners of the Notes into consideration in determining, composing or calculating the MGX100.  Neither Market Guard nor any Data Provider is responsible for and have not participated in the determination of the prices or amount of Notes or the timing of the issuance or sale of Notes or in the determination or calculation of the equation by which Notes is to be converted into cash, surrendered or redeemed, as the case may be.  Market Guard and Data Providers have no obligation or liability in connection with the administration, marketing or trading of Notes.  There is no assurance that investment products based on the MGX100 will accurately track index performance or provide positive investment returns.  Market Guard is not an investment advisor.  Inclusion of a security within an index is not a recommendation by Market Guard to buy, sell, or hold such security, nor is it considered to be investment advice.
NEITHER MARKET GUARD NOR ANY OTHER DATA PROVIDER GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE MGX100 OR ANY DATA RELATED THERETO (INCLUDING DATA INPUTS) OR ANY COMMUNICATION WITH RESPECT THERETO.  NEITHER MARKET GUARD NOR ANY OTHER DATA PROVIDERS SHALL BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  MARKET GUARD AND ITS DATA PROVIDERS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND THEY EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND CERTAIN OF ITS AFFILIATES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MGX100 OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL MARKET GUARD OR DATA PROVIDERS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THE FOREGOING REFERENCES TO “MARKET GUARD” AND/OR “DATA PROVIDER” SHALL BE CONSTRUED TO INCLUDE ANY AND ALL SERVICE PROVIDERS, CONTRACTORS, EMPLOYEES, AGENTS, AND AUTHORIZED REPRESENTATIVES OF THE REFERENCED PARTY.
MerQube, Inc. and its affiliates administer and calculate the MGX100 for Market Guard. MerQube, Inc. and its affiliates do not guarantee the accuracy, timeliness, or completeness of the calculations or any data or information relating to the Index. MerQube, Inc. and its affiliates make no warranty, express or implied, as to the Index, or any values or data related thereto or results to be obtained therefrom, and expressly disclaims all warranties of merchantability and fitness for a particular purpose with respect thereto. To the maximum extent permitted by law, MerQube, Inc., its affiliates, and all their respective employees, subcontractors, partners, agents, suppliers, and vendors (collectively, the “protected parties”) shall have no liability, contingent or otherwise, for any injury or damages, whether caused by the negligence of a protected party or otherwise, arising in connection with the calculation or administration of the Index or any data or values included therein or in connection therewith and shall not be liable for any losses (including lost profits), punitive, incidental, or consequential damages.
FIXED INCOME ISSUER CALLABLE YIELD NOTES | PS-24

Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the SPX
The following graph sets forth the daily historical performance of the SPX in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SPX was 6,460.26.
This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the SPX during any period set forth above is not an indication that the closing level of the SPX is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the SPX.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, SPDJI and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, SPDJI and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-5 and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
There is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes or instruments substantially similar to the Notes.  We intend to treat the Notes for all tax purposes as a unit (a “Unit”) consisting of the following:
(i)
a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Underlyings; and

(ii)
a deposit with us of a fixed amount of cash, equal to the issue price of the Note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

Based on the treatment of each Note as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate each Fixed Coupon Payment between the Deposit and the Put Option and treat [INSERT]% of each Fixed Coupon Payment as Deposit Interest and [INSERT]% of each Fixed Coupon Payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a Note to the Deposit and none to the Put Option.
No statutory, judicial or administrative authority directly addresses the proper treatment of the Notes or instruments substantially similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Sidley Austin LLP, the treatment of the Notes described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments of the Notes). Unless otherwise expressly stated, the remainder of this discussion is based upon, and assumes, the treatment of each Note as a Unit consisting of the Put Option and the Deposit, as well as the allocation of the Fixed Coupon Payments and issue price of the Note described above.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in each Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
The Deposit will be treated as a short-term debt instrument. If you are a cash basis U.S. holder, you are not required to accrue Deposit Interest currently for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any Deposit Interest in income as you receive it). If you are an accrual basis taxpayer or a cash basis taxpayer who so elects, you will be required to accrue Deposit Interest
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as interest on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include the Deposit Interest in income currently, any gain you realize on the sale, exchange, redemption or maturity of your security will be ordinary income to the extent of the accrued Deposit Interest, which will be determined on a straight-line basis unless you make an election to accrue the Deposit Interest under the constant-yield method, through the date of sale, exchange, redemption or maturity. However, if you are not required and do not elect to accrue Deposit Interest on the Deposit, you will be required to defer deductions for interest on borrowings allocable to your Deposit in an amount not exceeding the deferred income until the deferred income is realized. The Put Option premium will not be included in the income of a U.S. Holder until the sale, exchange, redemption or maturity of the Notes. Accordingly, all of the Put Option premium payments on the Notes (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.
If at maturity the U.S. Holder receives cash equal to the full principal amount plus the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the entire amount of Put Option premium, which amount is equal to the sum of all of the Put Option premium payments received.
If at maturity the U.S. Holder receives an amount of cash that is less than the full principal amount and receives the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) will include the last Deposit Interest payment in income as interest in the manner described above and (ii) will recognize short-term capital gain or loss with respect to the remaining cash received at maturity (other than the last Put Option premium payment) in an amount equal to the difference between (1) the sum of all of the Put Option premiums received (including the last Put Option premium payment) and (2) the excess of the principal amount of the Note over the amount of such cash received.
Upon a redemption of the Notes prior to maturity, a U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the sum of all the Put Option premium payments received.
Upon a sale or exchange of a Note prior to maturity (except upon redemption of the Notes prior to maturity, which is described above), a U.S. Holder will generally recognize short-term capital gain or loss with respect to the Deposit (except to the extent such amount is attributable to accrued Deposit Interest). The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Option. For purposes of determining the amount of such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange (other than amounts attributable to accrued Deposit Interest payments, which would be taxed as described above) between the Deposit and the Put Option based upon their respective fair market values on the date of such sale or exchange. In general, the amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Option plus the total Put Option premiums previously received by the U.S. Holder should be treated as short-term capital gain. Notwithstanding the foregoing, if the fair market value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments), the U.S. Holder should be treated as having (i) sold or exchanged the Deposit for an amount equal to its fair market value on such date and (ii) made a payment (the “Put Option Assumption Payment”) equal to the amount of such excess in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Option.  In such event, the U.S. Holder should recognize short-term capital gain or loss in respect of the Put Option in an amount equal to the difference between the total Put Option premiums previously received by the U.S. Holder and the Put Option Assumption Payment.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could assert that the Notes are short-term debt instruments, with the result that the timing and character of income or loss on the Notes might differ from the tax treatment described above. Alternatively, under an alternative characterization of the Notes, the IRS could assert that the Notes should be treated as income-bearing single financial contracts which would require the entire Fixed Coupon Payments to be included in income as ordinary income by a U.S. holder at the time received or accrued. Other alternative characterizations are possible and prospective investors should consult with their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.
The IRS released Notice 2008-2 (the "Notice"), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Because each Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of income-bearing single financial contracts, each of which matures on the next rebalancing date. If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.
Non-U.S. Holders
Assuming the treatment of the Notes as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and the discussions in the accompanying prospectus regarding FATCA, Fixed Coupon Payments with respect to a Note, and gain realized on the sale, exchange, or redemption of such Note, should not be subject to U.S. federal income or withholding tax under current law, provided that:
•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;
•	the certification requirement described below has been fulfilled with respect to the beneficial owner; and
•	the payment is not effectively connected with the conduct by the Non-U.S. Holder of U.S. trade or business.
Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.
Alternative Tax Treatments. As described above under “— U.S. Holders — Alternative Tax Treatments,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Note under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the Notes.
Moreover, among the issues addressed in the Notice described in “— U.S. Holders — Alternative Tax Treatments” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Notes, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of the Notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion regarding FATCA in the accompanying prospectus). However, in the event of a change of law or any formal or informal guidance by the IRS, the Treasury or Congress, we (or the applicable paying agent) may decide to withhold on payments made with  respect to the Notes to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.
Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Fixed Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Fixed Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
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Fixed Income Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index, the Market Guard Top 100 Index and the S&P 500® Index

Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
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